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                                                                    EXHIBIT 11.1

                       ECLIPSE SURGICAL TECHNOLOGIES, INC.

              STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                          THREE MONTHS ENDED  NINE MONTHS ENDED
                                          ------------------  -----------------
                                            SEPTEMBER 30,        SEPTEMBER 30,
                                           --------------       --------------
                                           1996      1995       1996      1995
                                           ----      ----       ----      ----

Weighted average common shares
   outstanding for the period             14,550    10,470     12,027    10,470
Common equivalent shares
   pursuant to Staff Accounting
   Bulletin No. 83                         2,295     2,295      2,295     2,295
                                        --------   -------    -------   -------
Shares used in per share calculations     16,845    12,765     14,322    12,765
                                        --------   -------    -------   -------


Net loss                                 $  (674)  $  (716)   $(1,328)  $(1,914)
                                        --------   -------    -------   -------

Net loss per share                       $ (0.04)  $ (0.06)   $ (0.09)  $ (0.15)





All share numbers reflect the Company's three-for-one stock split.

There is no difference between primary and fully diluted earnings per share for each period presented.





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